As filed with the Securities and Exchange Commission on November 21, 2000
                                                  REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              MACROCHEM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                              04-2744744
 (STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)


                               110 HARTWELL AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-3134
                                 (781) 862-4003
          (ADDRESS, OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)



                                ALVIN J. KARLOFF
                 Chairman, President and Chief Executive Officer
                              MacroChem Corporation
                               110 Hartwell Avenue
                       Lexington, Massachusetts 02421-3134
                                 (781) 862-4003
              (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            Please send copies of all
                               communications to:
                            DWIGHT W. QUAYLE, ESQUIRE
                                  Ropes & Gray
                             One International Place
                        Boston, Massachusetts 02110-2624
                                (617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. ___

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ___


                         CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
  TITLE OF EACH CLASS                AMOUNT TO            OFFERING PRICE    AGGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED      BE REGISTERED(1)(2)       PER SHARE (3)           PRICE(3)          FEE
---------------------------------------------------------------------------------------------------------------

Common Stock -- $.01 Par Value   5,322,339 Shares             $4.08              $21,715,143       $5,733

===============================================================================================================

(1) Shares of common stock which may be offered pursuant to this registration statement include 1,816,658 shares sold by MacroChem to various purchasers in a private placement under the terms of a securities purchase agreement dated October 23, 2000, 363,332 shares of common stock that may be issued by MacroChem under closing warrants issued to the purchasers in the private placement, 108,999 shares of common stock that may be issued by MacroChem under a warrant issued to a placement agent in connection with the private placement and 3,033,350 shares of common stock that may be issued by MacroChem under adjustable warrants issued to the purchasers in the private placement.
(2) Pursuant to Rule 416, this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock issuable pursuant to the anti-dilution provisions of the above-mentioned warrants in the event the number of outstanding shares of MacroChem is increased by stock split, stock dividend and similar transactions.
(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale price on November 17, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                             November 21, 2000
                              MACROCHEM CORPORATION
                                  COMMON STOCK
                                5,322,339 SHARES



     These shares are offered for sale by the selling stockholders listed on page 10.

     BEFORE PURCHASING SHARES OF COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 1.

     The common stock is listed on the Nasdaq National Market with the ticker symbol: "MCHM." On November 20, 2000, the closing price of one share of common stock on the Nasdaq National Market was $4.06.

================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================





                The date of this Prospectus is .

                                TABLE OF CONTENTS

                                                             PAGE

SUMMARY.......................................................1

RISK FACTORS..................................................1

USE OF PROCEEDS...............................................8

SELLING STOCKHOLDERS..........................................8

PLAN OF DISTRIBUTION.........................................10

DESCRIPTION OF SECURITIES TO BE REGISTERED...................11

WHERE YOU CAN FIND MORE INFORMATION..........................12

LEGAL OPINION................................................12

EXPERTS......................................................13

                                     SUMMARY

     MacroChem develops pharmaceutical products for commercialization by applying SEPA(R) (Soft Enhancer of Percutaneous Absorption), our patented topical drug delivery technology. SEPA compounds, when properly combined with drugs, provide pharmaceutical formulations, such as creams, gels and solutions, etc. that enhance the transdermal delivery of drugs into the skin or into the bloodstream. We believe that SEPA compounds enhance the diffusion of drugs into and through the skin by making the outer layer of the skin more permeable to the drug molecule. Transdermal delivery provides an alternative to other methods of drug administration, such as injection, oral dosage forms and inhalation, and may allow selected drugs to be administered more effectively, at lower doses, with fewer adverse events and with improved patient compliance.

     We are developing specific SEPA formulations for use with non-proprietary and proprietary drugs manufactured by pharmaceutical companies, and we plan to commercialize these products through the formation of partnerships, strategic alliances and license agreements with those companies. In order to attract strategic partners, we are conducting clinical testing of SEPA-enhanced pharmaceuticals. Because of the substantial costs involved in bringing a new pharmaceutical product or a new formulation of an old drug to market, we may be required to rely on pharmaceutical companies to conduct all or part of the clinical trials necessary to gain regulatory approval to manufacture and to market any resulting product.

     We were organized and commenced operations as a Massachusetts corporation in 1981 and we were reincorporated as a Delaware corporation on May 26, 1992. Our principal executive offices are located at 110 Hartwell Avenue, Lexington, Massachusetts 02421-3134 and our phone number is (781) 862-4003.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK IS RISKY. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY US ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE THOSE DISCUSSED OR REFERRED TO BELOW AND OTHERS.

WE HAVE A HISTORY OF OPERATING LOSSES AND WILL CONTINUE TO NEED WORKING CAPITAL.

     Since 1981, we have been engaged primarily in research and development and have derived limited revenues from feasibility studies, the commercial sale of our products and the licensing of certain technology. We have not generated any revenues from the sale of any products currently under development. We have incurred net losses every year since we began doing business and we anticipate that losses will continue for the foreseeable future. As of December 31, 1999, we had an accumulated deficit of approximately $33.3 million. Our ability to continue operations after our current capital resources are exhausted depends on our ability to secure additional financing and to become profitable, which we cannot guarantee. However, we believe that our financial resources are sufficient to meet planned operating activities for at least the next 12 months.

In addition, Bay Harbor Investments, Inc. and Strong River Investments, Inc. each have rights of first refusal with respect to our issuance of equity securities made within 240 days of the date on which the registration statement of which this prospectus is a part goes effective, which could make it harder for us to attract additional financing, if required, prior to that time.

     We continue to pursue the commercialization of our SEPA technology through discussions with potential licensees. There can be no guarantee that these discussions will lead to any licenses or that we will receive any license fees. Until marketing approvals are obtained and/or license agreements are entered into, if ever, we expect to generate only limited licensing revenue and no royalties from sales of products using SEPA. In addition, we intend to continue to make the substantial expenditures required to support our research and development programs, including preclinical studies and clinical trials. As a result, we expect to incur operating losses for the foreseeable future.

OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND REMAIN SUBJECT TO TECHNOLOGY UNCERTAINTY.

     Various pharmaceutical companies have developed systems to enhance the transdermal delivery of specific drugs, but relatively limited research has been conducted about using transdermal delivery systems for a wider range of pharmaceutical products. Although we have demonstrated in preclinical and clinical studies that SEPA transdermal compounds may have applicability when paired with a broad range of drugs, transdermal delivery systems are currently marketed for only a limited number of products. In addition, some transdermal delivery systems used to date have demonstrated adverse side effects for users, including skin irritation and delivery difficulties.

     Most of our proposed products are in the early development stage and will require significant further research, development, testing and regulatory clearances. Our proposed products are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of the proposed products may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances. In addition, even if our proposed products are effective, they may be uneconomical to market or third parties may market superior or equivalent products. Due to the extended testing and regulatory review process required before we obtain marketing clearance for any of our proposed products, we do not expect to realize royalty revenues from the sale of any drugs in the foreseeable future.

WE WILL NEED TO MAKE SIGNIFICANT PRODUCT DEVELOPMENT EFFORTS AND RECEIVE ADDITIONAL FINANCING TO MARKET OR LICENSE ANY PRODUCTS.

     Before we or any of our potential licensees may market any products based upon our technology, significant additional development efforts and substantial testing will be necessary. In most cases, we will require substantial additional financing to fund clinical studies on our proposed products. We cannot guarantee that we will be able to secure such financing on favorable terms, if at all.

OUR PRODUCTS MAY NOT SUCCESSFULLY COMPLETE THE EXTENSIVE REGULATORY APPROVAL PROCESS REQUIRED PRIOR TO ANY PHARMACEUTICAL PRODUCT BEING MARKETED.

     Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products we have under development, we must demonstrate that the product is safe and efficacious for use in each proposed indication. The results of preclinical studies and early clinical trials may not accurately predict results that will be obtained in large-scale testing, and we cannot guarantee that clinical trials will prove that our products are safe and efficacious or that any of our products will ultimately be marketable. A number of other companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after they achieved promising results in earlier trials. If we are unable to demonstrate the safety and efficacy of our products, we may be adversely affected.

WE DEPEND ON THIRD PARTIES ENTERING INTO LICENSE ARRANGEMENTS WITH US AND HELPING US DEVELOP OUR PRODUCTS.

     To the extent we rely on licensees and joint venture arrangements to fund most of the costs relating to product development and clinical trials, licensees may have the legal right to terminate funding for a product at any time for any reason without significant penalty. We cannot control the resources and attention that a licensee may devote to a product and this can result in delays in clinical testing, regulatory filings and commercialization efforts. We also cannot guarantee that we will be able to enter into collaborative arrangements or that any collaborative arrangements will succeed.

OUR PRIOR DEVELOPMENT EFFORTS HAVE NOT GENERATED SUSTAINED REVENUES OR ANY PROFITS.

     Since 1981, we have engaged in research and development activities with respect to a variety of technologies and products, including polymers for medical and industrial use, dental adhesives, osteoporotic drugs and transdermal drug delivery products. None of our products or technologies has ever generated sustained revenues and we have never been profitable. We have expended substantial resources in researching and developing technology relating to our products as well as in connection with the research and development of transdermal delivery systems. We cannot guarantee that our development activities with respect to transdermal delivery systems will be successful or that these efforts will not eventually be abandoned.

WE LACK MARKETING EXPERIENCE AND AS A RESULT WE DEPEND ON THIRD PARTIES TO MARKET AND DISTRIBUTE OUR PRODUCTS.

     We intend to market and distribute our proposed products through other companies. We cannot guarantee that we will be able to enter into agreements with other companies on acceptable terms, if at all. We may have to cede control over some or all aspects of the marketing and sales of our products as a condition to entering into such arrangements. We currently have no sales force or marketing organization. If we decide to directly market and sell any of our products, we will, among other things, have to develop such capabilities, including the ability to attract and retain qualified and experienced marketing and sales personnel. We can not guarantee that we will be able to attract and retain qualified and experienced marketing and sales personnel or that any efforts undertaken by such personnel will be successful.

WE DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

     We do not have facilities capable of manufacturing any of our proposed products in commercial quantities and we do not have plans to obtain such facilities. Accordingly, we will depend to a significant extent on licensees or corporate partners for such manufacturing and for compliance with regulatory requirements for good manufacturing practices. There can be no guarantee that such partners or licensees will perform their obligations in a timely fashion. Our dependence on third parties for manufacturing may adversely affect our ability to develop and deliver products on a timely and competitive basis. If we decide to establish a commercial manufacturing facility, we will require substantial additional funds. We will be required to hire and retain significant additional personnel and we will have to comply with extensive government regulations. We cannot guarantee that we will be able to obtain the additional capital required to conduct manufacturing activities directly on acceptable terms, if at all.

OUR BUSINESS WILL SUFFER IF WE LOSE KEY PERSONNEL.

     The success of our business depends on our ability to attract, retain and motivate qualified senior management personnel who are in high demand. Currently, we depend on a number of our senior executives, including Alvin J. Karloff, our Chief Executive Officer, President and Chairman of the Board of Directors, Dr. Paul J. Schechter, our Vice President, Drug Development and Regulatory Affairs and Kenneth L. Rice, our Vice President and Chief Financial Officer.

OUR BUSINESS WILL SUFFER IF WE FAIL TO ATTRACT AND RETAIN EXPERIENCED SCIENTIFIC PERSONNEL.

     Our business also depends on our ability to attract and retain scientific personnel. The competition for such experienced personnel is intense and can be expected to increase. We cannot guarantee that we will be able to retain our existing personnel or attract additional qualified employees.

OUR  INDUSTRY  IS  HIGHLY   COMPETITIVE  AND  MANY  OF  OUR   COMPETITORS   HAVE
SIGNIFICANTLY MORE RESOURCES THAN WE DO.

     We compete with numerous firms, many of which are large, multi-national organizations with worldwide distribution and which have substantially greater capital resources, research and development and technical staffs, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distribution of products, than we do. Recent trends in this area are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies through joint ventures and other arrangements. In addition, recently developed technologies or technologies that may be developed in the future may or could be the basis for competitive products. In particular, a number of our competitors have already developed or are developing products to treat erectile dysfunction that will compete with our Topiglan product. We cannot guarantee that our competitors will not succeed in developing technologies and products that are more effective or less costly to use than any that we are currently developing.

     We expect products approved for sale, if any, to compete primarily on the basis of product efficacy, safety, patient compliance, reliability, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant advantage relative to later entrants to the same market. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

OUR PRODUCTS ARE SUBJECT TO RIGOROUS GOVERNMENTAL REVIEW AND SIGNIFICANT REGULATION.

     Our technologies must undergo a rigorous regulatory approval process, which includes extensive preclinical and clinical testing, to demonstrate safety and efficiency before any resulting product can be marketed. To date, neither the FDA nor any of its international equivalents has approved any of our technologies for marketing. The clinical trial and regulatory approval process can require many years and substantial cost, and there can be no guarantee that our efforts will result in an approved product.

     Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA. The FDA regulates pharmaceutical products, including their manufacture and labeling. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval. Risks associated with the regulatory approval process include:

- Changes in existing regulatory requirements could prevent or affect our regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect, and how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control or inadequate experience to assess their full impact upon our business.

- Obtaining FDA clearances is time-consuming and expensive and we cannot guarantee that such clearances will be granted or, if granted, will not be withdrawn.

- The FDA review process may prevent the marketing of our products or may involve delays that significantly and negatively affect our products. We may encounter similar delays in foreign countries.

- Regulatory clearances may place significant limitations on the uses for which any approved products may be marketed.

- Any marketed product and its manufacturer are subject to periodic review. Any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals.

WE DEPEND ON PATENTS TO PROTECT OUR TECHNOLOGIES AND THE SCOPE OF SUCH PROTECTION IS INHERENTLY UNCERTAIN.

     We believe that patent protection of our technologies, processes and products is important to our future operations. The success of our proposed products may depend, in part, upon our ability to obtain patent protection.

     Although we intend to file additional patent applications, no assurance can be given that any additional patents will be issued or, if issued, will be of commercial benefit to us. In addition, to anticipate the breadth or degree of protection that any such patents may afford is impossible. There can be no guarantee that other parties will not commence litigation challenging our existing or future patents or that we will be successful in defending against any such challenge. To the extent that we rely on unpatented proprietary technology, no assurance can be given that others will not independently develop or obtain substantially equivalent or superior technology or otherwise gain access to our trade secrets, that any obligation of confidentiality will be honored or that we will be able to effectively protect our rights to proprietary technology. Further, products we develop could infringe patents held by third parties. In such cases, licenses from the third parties may not be available on commercially acceptable terms, if at all.

     We intend to enforce our patent position and intellectual property rights vigorously. The cost of enforcing our patent rights in lawsuits, if necessary, may be significant and could interfere with our operations.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE TO COVER SUCH CLAIMS. IT MAY BE EXPENSIVE AND DIFFICULT TO OBTAIN ADEQUATE INSURANCE COVERAGE.

     The design, development, manufacture and sale of our products involve risk of liability claims and associated adverse publicity. We currently have liability insurance to cover claims related to our products that may arise from clinical trials, but we do not maintain product liability insurance and we may need to acquire such insurance coverage prior to the commercial introduction of our products. Such insurance is expensive, is difficult to obtain and may not be available on acceptable terms, if at all. If we obtain such coverage, we have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, if any, could have a material adverse effect upon us and our financial condition.

GOVERNMENT OR PRIVATE INITIATIVES TO REDUCE HEALTH CARE COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON PHARMACEUTICAL PRICING AND ON US.

     The future revenues and profitability of, and availability of capital for, biomedical and pharmaceutical companies such as us may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control and to reform in the health care system. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to impose similar government control. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on our prospects. If we or one of our partners succeeds in bringing to market one or more of our products, there can be no assurance that these products will be cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us or our partners to sell such products on a profitable basis.

WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US.

     Pursuant to adjustable warrants we have issued to Bay Harbor Investments, Inc. and Strong River Investments, Inc., we may be required to issue to them additional shares of our common stock at $.01 per share, the number of such shares to be determined by a formula based on the then market price per share compared to the $4.95 per share purchase price they paid in a private placement. Also, Bay Harbor Investments, Inc. and Strong River Investments, Inc. were granted antidilution protection for the closing warrants and common stock they purchased in the private placement, so we may be required to issue additional shares to them, further diluting your interest in us.

     As of October 31, 2000 there are also outstanding and exercisable options to purchase approximately 4,610,000 shares of common stock, at a weighted average exercise price of $4.67 per share. Moreover, we expect to issue additional options to purchase common stock to compensate employees, consultants and directors and may issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the shares being sold in this offering.

IF THE HOLDERS OF OUR ADJUSTABLE WARRANTS ENGAGE IN SHORT SELLING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THEIR ADJUSTABLE WARRANTS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

     Bay Harbor Investments, Inc. and Strong River Investments, Inc. own adjustable warrants that will vest on four dates determined by them over a period of up to eight months following the effectiveness of the registration statement of which this prospectus is a part. The number of shares that will be issuable at each vesting date will be determined according to a formula in which the number of shares issuable will be greater the lower the trading price of our common stock. Since the exercise price of the adjustable warrants is only $.01 per share, the warrant holders have an incentive to sell short our common stock prior to each vesting date in order to cause the market price of our common stock to decline and a greater number of shares to vest under the adjustable warrants. The warrant holders could then exercise their adjustable warrants and use the shares of common stock received upon exercise to cover their short positions. The selling stockholders could thereby profit by the decline in the market price of the common stock caused by their short selling.

THE TERMS OF OUR ADJUSTABLE WARRANTS MUST COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ NATIONAL MARKET OR OUR COMMON STOCK AND LIQUIDITY WOULD DECLINE.

     To remain listed for trading on the Nasdaq National Market, we must abide by Nasdaq's rules regarding the issuance of "future priced securities." These rules apply to our adjustable warrants because additional shares of our common stock are issuable upon exercise based on a future price of our common stock.

     Nasdaq rules regarding future priced securities prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. The number of shares issuable upon exercise of the adjustable warrants could exceed 20% of the number of our outstanding shares if the price of our common stock is substantially lower than $4.95 per share as of the vesting dates of the adjustable warrants. Although we did not obtain stockholder consent prior to issuing the adjustable warrants, we believe that Nasdaq will not delist our shares if we obtain shareholder approval before the adjustable warrants are actually exercised for a number of shares exceeding 20% of our outstanding shares. This is because the adjustable warrants contain provisions that (1) prohibit us from issuing a number of shares upon exercise that would exceed 19.999% of our outstanding shares, and (2) prevent the shares issued from being voted to approve the adjustable warrants. However, if Nasdaq disagrees with our interpretation of its rules, Nasdaq could delist our common stock from the Nasdaq National Market.

     If Nasdaq delisted our common stock, we would likely seek to list our common stock for quotation on a regional stock exchange. However, if we are unable to obtain listing or quotation on such market or exchange, trading of our common stock would occur in the over-the-counter market on an electronic bulletin board for unlisted securities or in what are commonly known as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock.

                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering. We will receive $2,983,854 if the warrants issued to the selling stockholders are exercised in full and the purchase price is paid in cash. Proceeds of such exercise, if any, will be used for general corporate purposes.


                              SELLING STOCKHOLDERS

     On October 23, 2000, we entered into a securities purchase agreement with Strong River Investments, Inc., a British Virgin Islands corporation, and Bay Harbor Investments, Inc., a British Virgin Islands corporation. Under that agreement, we issued and sold the following securities for a total cash consideration of $9.0 million:

-    a total of 1,816,658 shares of our common stock;

- closing warrants to purchase 363,332 shares of common stock at an exercise price of $5.90 per share; and

- adjustable warrants to purchase a number of shares of common stock to be determined at four vesting dates determined by the warrant holder over a period of up to 8 months following the effectiveness of this registration statement at an exercise price of $0.01 per share.

     The number of shares of common stock issuable at each vesting date under the adjustable warrants, if any, will be determined by a formula in the adjustable warrant and is based on the closing bid prices of our common stock during the 20 consecutive trading days preceding each vesting date. A greater number of shares of common stock is issuable the lower the trading price of our common stock. However, if after the effective date of this registration statement, the closing bid price of our common stock for 20 consecutive trading days exceeds approximately $6.19 per share, then no shares will be issuable pursuant to the adjustable warrants for any subsequent vesting dates.

     Pursuant to a registration rights agreement with Bay Harbor Investments, Inc. and Strong River Investments, Inc., we filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the warrants. We have registered the number of shares required pursuant to such registration rights agreement which number is based upon the actual number of shares sold to the selling stockholders pursuant to the securities purchase agreement, the number of shares issuable upon any exercise of the closing warrants, and an estimate of the number of shares issuable upon exercise of the adjustable warrants.

     The selling stockholders may sell up to 5,322,339 shares of our common stock pursuant to this prospectus. In order to cover potential downward movements in the market price of our common stock, that number of shares includes an estimate of twice the number of shares issuable upon exercise of the adjustable warrants based on a formula included in the adjustable warrant, assuming that the adjustment price specified in the formula is $3.00, or 60% of the closing bid price of our common stock on October 20, 2000, the trading day immediately preceding the closing date of the securities purchase agreement. The number of shares offered by this prospectus is not a prediction as to the future market price of our common stock or as to the number of shares which may vest pursuant to the adjustable warrants.

     A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 4.999% of our outstanding shares of common stock. This restriction in the warrants can be waived by the holder of the warrant if the holder gives us at least 61 days notice. However, the 4.999% limitation would not prevent the selling stockholders from acquiring and selling in excess of 4.999% of our common stock through a series of exercises and sales under the warrants.

     In addition, as long as our common stock is listed for trading on Nasdaq, we may not issue common stock on exercise of the adjustable warrants in an amount which exceeds 19.999% of our outstanding common stock at such time without obtaining prior shareholder approval.

     In connection with the securities purchase agreement, we issued a warrant to purchase 108,999 shares of our common stock at an exercise price of $7.43 per share to Leerink Swann & Company for acting as a placement agent in connection with the sale of securities to Strong River Investments, Inc. and Bay Harbor Investments, Inc. Leerink Swann & Company also received fees totaling approximately $600,000 in connection with that transaction.

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of October 31, 2000. The number of shares of common stock listed as benficially owned and potentially offered by this prospectus represents the number of shares of common stock actually owned as of October 31, 2000, the number of shares issuable upon exercise of the closing warrants, and twice the number of shares issuable upon exercise of the adjustable warrants, based on the above assumptions as to the price of our common stock. The actual number of shares issuable upon exercise of the adjustable warrants will be determined at each of four vesting dates. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The percentage of ownership shown in the table is based on 24,726,783 shares of common stock issued and outstanding on October 31, 2000.


                                     SHARES OWNED AND           SHARES      SHARES OWNED AND
                                     OWNERSHIP PERCENTAGE       BEING       OWNERSHIP PERCENTAGE
SELLING STOCKHOLDER                  PRIOR TO OFFERING (1)(2)   OFFERED     AFTER OFFERING (1)
-------------------                  ----------------------     -------     --------------------

Bay Harbor Investments, Inc.(3)        2,606,670    9.9%       2,606,670         0      *
Strong River Investments, Inc.(3)      2,606,670    9.9%       2,606,670         0      *
Leerink Swann & Company (4)              108,999     *           108,999         0      *


(1) Assumes that all of the shares held by the selling stockholder and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.
(2) Includes 3,505,681 shares issuable upon the exercise of warrants.
(3) Includes 181,666 shares issuable upon exercise of a closing warrant and 1,516,675 shares issuable upon exercise of an adjustable warrant.
(4) Represents 108,999 shares issuable upon exercise of a warrant. Leerink Swann & Company acted as placement agent in connection with the private placement which occurred October 23, 2000.
(*) Less than one percent.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

-    short sales;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-    a combination of any such methods of sale; and

-    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

     We are authorized to issue 60,000,000 shares of common stock and 6,000,000 shares of preferred stock, each with a par value $.01 per share. As of October 31, 2000, we have 24,726,783 shares of common stock and no shares of preferred stock issued and outstanding. Under our certificate of incorporation, our Board of Directors is authorized, without stockholder approval, to issue such preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

     Shares of our common stock are being registered under this registration statement. The following is a summary description of our outstanding common stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to or are incorporated by reference in the registration statement of which this prospectus is a part.

Common Stock

     Subject to the rights and preferences of our preferred stock, holders of shares of the common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of shares of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of preferred stock. Holders of shares of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of common stock entitled to vote constitute a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of common stock present or represented and entitled to vote is required to take any such action. Holders of shares of the common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to the common stock.

     The holders of the common stock have rights under a stockholder rights plan which has been adopted by the Board of Directors. Under the rights plan, the holders of common stock received one right (the "right") to purchase a fractional share of a new class of preferred stock for each share of common stock owned by such holder. If a person or a group acquires twenty percent or more of the outstanding shares of the common stock, the rights may separate from the shares of common stock and become exercisable. Once the rights are exercised, the rights plan may allow holders of the rights (other than the person or group acquiring twenty percent of the common stock) to acquire additional common stock at a substantial discount. The rights will expire in August, 2009 unless exercised by the holders or redeemed or exchanged by us. The rights plan could make it more difficult, and therefore discourage attempts, to acquire control of us. This description of the rights plan is qualified by reference to the registration statement on Form 8-A relating to the rights plan, which is incorporated herein by reference and made a part hereof.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

-    Our annual report of Form 10-K for the year ended December 31, 1999;
- Our quarterly reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000;
- Our definitive Proxy Statement dated June 2, 2000 for our 2000 Annual Meeting of Stockholders;
- The description of our common stock and preferred stock contained in our registration statements on Forms 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions; and
-    Our current report on Form 8-K filed with the SEC on October 31, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              MacroChem Corporation
                              110 Hartwell Avenue
                              Lexington, MA 02421-3134
                              Attention: Investor Relations
                              (781) 862-4003

     This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  LEGAL OPINION

     For the purpose of this offering, Ropes & Gray, Boston, Massachusetts, is giving its opinion on the validity of the shares.

                                     EXPERTS

     The financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF DISTRIBUTION

         SEC registration fee................................$ 5,733
         Blue Sky Fees and Expenses*.........................      0
         Legal fees and expenses*............................ 25,000
         Printing Expenses...................................      0
         Accounting fees and expenses*....................... 25,000
         Miscellaneous*...................................... 10,000

                  Total Expenses.............................$65,733

______________________
* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Certificate provides that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS

     TITLE OF EXHIBIT

4.1  Specimen Common Stock Certificate (1)

4.2  Form of Closing Warrant (2)

4.3  Form of Adjustable Warrant (2)

4.4  Form of Warrant issued to Leerink Swann & Company dated October 23, 2000
     (2)

5.1  Opinion of Company Counsel (3)

10.1 Securities Purchase Agreement by and among MacroChem, Strong River Investments, Inc. and Bay Harbor Investments, Inc. dated October 23, 2000
     (2)

10.2 Registration Rights Agreement by and among MacroChem, Strong River Investments, Inc. and Bay Harbor Investments, Inc. dated October 23, 2000
     (2)

23.1 Consent of Deloitte & Touche LLP (3)

23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1)

24.1 Power of Attorney (to be included as part of signature page filed herewith)

        (1) Incorporated by reference to our Report on Form 10-K filed with the SEC for the year ended December 31, 1999.

        (2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 31, 2000.

        (3)  Filed herewith.

ITEM 17.   UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective
     amendment any of  the  securities   being  registered  which  remain
     unsold  at  the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on the 21st day of November, 2000.

                             MACROCHEM CORPORATION


                             By:/s/ Alvin J. Karloff
                             ------------------------
                             Name: Alvin J. Karloff
                             Title: President, Chief Executive Officer
                                    and Chairman of the Board of Directors

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of MacroChem Corporation, hereby severally constitute Alvin J. Karloff and Kenneth L. Rice, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MacroChem Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Witness our hands on the date set forth below.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                  TITLE                                DATE
    ---------                  -----                                ----

/s/ Alvin J. Karloff         President, Chief Executive        November 21, 2000
Alvin J. Karloff             Officerand Chairman of the
                             Board of Directors
                             (Principal Executive Officer)


/s/Kenneth L. Rice           Vice President and Chief          November 21, 2000
Kenneth L. Rice              Financial Officer (Chief
                             Financial Officer and
                             Principal Accounting Officer)


/s/Peter G. Martin           Director                          November 21, 2000
Peter G. Martin


/s/Michael A. Davis, M.D.    Director                          November 21, 2000
Michael A. Davis, M.D.


/s/Robert J. DeLuccia        Director                          November 21, 2000
Robert J. DeLuccia


/s/Paul S. Echenberg         Director                          November 21, 2000
Paul S. Echenberg

/s/Peter G. Savas            Director                          November 21, 2000
Peter G. Savas


/s/John L. Zabriskie         Director                          November 21, 2000
John L. Zabriskie

                                  EXHIBIT INDEX


NUMBER  TITLE OF EXHIBIT                                                 PAGE
------  ----------------                                                 ----

4.1     Specimen Common Stock Certificate (1)

4.2     Form of Closing Warrant (2)

4.3     Form of Adjustable Warrant (2)

4.4     Form of Warrant issued to Leerink Swann & Company dated
        October 23, 2000 (2)

5.1     Opinion of Company Counsel (3)                                   II-8

10.1    Securities Purchase Agreement by and among MacroChem,
        Strong River Investments, Inc. and Bay Harbor
        Investments, Inc. dated October 23, 2000 (2)

10.2    Registration Rights Agreement by and among MacroChem,
        Strong River Investments, Inc. and Bay Harbor
        Investments, Inc. dated October 23, 2000 (2)

23.1    Consent of Deloitte & Touche LLP (3)                             II-10

23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1)

24.1 Power of Attorney (to be included as part of signature page filed herewith)



        (1) Incorporated by reference to our Report on Form 10-K filed with the SEC for the year ended December 31, 1999.

        (2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 31, 2000.

        (3)  Filed herewith.